September 30, 2011 Medium-Term Notes, Series D No. 2011-MTNDG0112 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October    , 2014
The notes offer an annual interest payment at a rate that will depend on whether the closing value of the S&P 500® Index is greater on the observation date occurring at the end of the applicable annual observation period than on the observation date occurring at the beginning of that period.  The notes provide for the full return of the stated principal amount at maturity unless the final index value is less than 80% of the initial index value, which we refer to as the buffer level.  If the final index value is less than the buffer level, you will lose 1% of the stated principal amount of your notes for each 1% by which the final index value is less than the buffer level.  The annual interest rate on the notes may be as low as 2% and the payment at maturity on the notes may be as low as $200 per note (plus the annual interest payment per note due at maturity).  The notes are a series of unsecured senior debt securities issued by Citigroup Funding.  Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the notes are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount at maturity (apart from the annual interest payment due at maturity) that is substantially less, and possibly 80% less, than the stated principal amount of the notes.

Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Pricing date:	October , 2011 (expected to price on or about October 26, 2011)
Original issue date:	October , 2011 (three business days after the pricing date)
Maturity date:	October , 2014 (expected to be October 30, 2014)
Annual interest payments:
For any annual observation period:
•if the applicable annual index return percentage is greater than 0%, an amount per note equal to 7% to 8% (to be determined on the pricing date) multiplied by $1,000, or
•if the applicable annual index return percentage is less than or equal to 0%, an amount per note equal to 2% multiplied by $1,000.

Annual observation periods:	Each period commencing on and including an observation date and continuing to and including the next succeeding observation date.
Observation dates:
October     , 2011 (the pricing date), October     , 2012, October     , 2013 and October     , 2014 (the “final observation date”), subject to postponement for non-index business days and certain market disruption events.

Annual index return percentage:	(final annual index value - initial annual index value) initial index value
Initial annual index value:	For any annual observation period, the closing value of the underlying index on the observation date occurring at the beginning of such annual observation period.
Final annual index value:	For any annual observation period, the closing value of the underlying index on the observation date occurring at the end of such annual observation period.
Annual interest payment dates:	For each annual observation period, the third business day following the observation date occurring at the end of such annual observation period.
Payment at maturity:
The annual interest payment due on the maturity date plus the indexed principal amount.  If the final index value is less than 80% of the initial index value, the indexed principal amount will be less than the stated principal amount of $1,000 and may be as low as $200 per note.

Indexed principal amount:
An amount per note depending on the closing value of the underlying index on the final observation date, determined as follows:
• If the final index value is greater than or equal to the buffer level, $1,000 per note, or
• If the final index value is less than the buffer level, an amount equal to $1,000 multiplied by the index performance factor, plus $200.
The return on the notes will be limited to the sum of the three annual interest payments, even if the final index value greatly exceeds the initial index value.  Investors in the notes will not receive the dividend yield on, or share in any appreciation of, the underlying index over the term of the notes, but investors will bear the downside risk of the underlying index, subject to a 20% buffer.

Initial index value:	The closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the final observation date.
Buffer level:	80% of the initial index value.
Index performance factor:	final index value initial index value
CUSIP:	1730T0PC7
ISIN:	US1730T0PC70
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer(2)
Per note	$1,000.00	$27.00	$973.00
Total	$	$	$
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of up to $27.00 for each $1,000 note sold in this offering.  The actual per note underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence.  Citigroup Global Markets Inc. will pay selected dealers a variable selling concession of up to $27.00 for each $1,000 note they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors”, “Fact Sheet—Fees and selling concessions” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
(2) The per note proceeds to Citigroup Funding indicated above represent the minimum per note proceeds to Citigroup Funding for any note, assuming the maximum per note underwriting fee of $27.00.  As noted in footnote (1), the underwriting fee is variable.  You should refer to “Risk Factors”, “Fact Sheet—Fees and selling concessions” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on September 30, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000095010311004086/dp26541_424b2-mtndg0112.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

Investment Overview

Unlike ordinary debt securities, the Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October   , 2014 (the “notes”) do not provide for fixed regular payments of interest or the full return of principal in all circumstances.  The notes offer annual interest payments at a rate that will depend on whether the closing value of the S&P 500® Index, which we refer to as the “underlying index,” is greater on the observation date occurring at the end of the applicable annual observation period than on the observation date occurring at the beginning of that period.  The notes provide for the full return of the stated principal amount at maturity unless the final index value is less than 80% of the initial index value, which we refer to as the “buffer level.”  If the final index value is less than the buffer level, you will lose 1% of the stated principal amount of your notes for each 1% by which the final index value is less than the buffer level.  The annual interest rate on the notes may be as low as 2% and the payment at maturity on the notes may be as low as $200 per note (plus the annual interest payment per note due at maturity).  The return on the notes will be limited to the sum of the three annual interest payments, even if the final index value greatly exceeds the initial index value.  Investors in the notes will not receive the dividend yield on, or share in any appreciation of, the underlying index over the term of the notes, but investors will bear the downside risk of the underlying index, subject to a 20% buffer.

Maturity:	Approximately 3 years
Annual interest payments:
For each annual observation period:
•      if the applicable annual index return percentage is greater than 0%, an amount per note equal to 7% to 8% (to be determined on the pricing date) multiplied by $1,000, or
•      if the applicable annual index return percentage is less than or equal to 0%, an amount per note equal to 2% multiplied by $1,000.

Indexed principal amount:
An amount payable at maturity determined as follows:
•      if the final index value is greater than or equal to the buffer level, $1,000 per note, or
•      if the final index value is less than the buffer level, an amount per note equal to the sum of (i) $1,000 multiplied by the index performance factor, plus (ii) $200.  This amount will be less than $1,000 and may be as low as $200 per note.

Buffer:	20%

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on September 29, 2011:

Bloomberg Ticker Symbol:	SPX

Current Value:	1,160.40

52 Weeks Ago (on 9/30/2010):	1,141.20

52 Week High (on 4/29/2011):	1,363.61

52 Week Low (on 8/8/2011):	1,119.46

Underlying Index Historical Performance – Daily Closing Values
January 3, 2006 to September 29, 2011

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

Key Investment Overview

The notes offer an annual interest payment at a rate for any annual observation period that will be greater than the rate that would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity if the closing value of the underlying index is greater on the observation date occurring at the end of that period than on the observation date occurring at the beginning of that period.  In all other circumstances, the notes provide for an annual interest payment at a rate of 2% per annum.  The notes provide for the full return of the stated principal amount at maturity if the final index value is greater than the initial index level or has declined from the initial index level by not more than 20%.  However, if the final index value is less than the buffer level, investors in the notes bear the downside risk of the underlying index, subject to a 20% buffer.  All payments on the notes are subject to the credit risk of Citigroup Inc.

The notes have been designed for investors who:

■	believe that the closing value of the underlying index will increase from the beginning to the end of each annual observation period and from the pricing date to the final observation date;

■	seek a minimum annual interest payment at a rate of 2% per annum;

■	are willing to forgo the dividend yield on the underlying index and understand that they will not share in any appreciation of the underlying index; and

■
accept the risk of receiving below-market interest rates during the life of the notes and less than the full stated principal amount at maturity in exchange for an opportunity to earn above-market interest rates if the closing value of the underlying index is consistently greater at the end of each annual observation period than at the beginning of such period.

Scenario 1
The annual index return percentage is greater than 0% for each of the three annual observation periods and the final index value is greater than the initial index value.  Investors receive an annual interest payment at a rate of 7% to 8% (to be determined on the pricing date) per annum on each annual interest payment date and a full return of principal at maturity.

Scenario 2

The annual index return percentage is less than or equal to 0% on at least one of the three annual observation periods and the final index value is greater than or equal to the buffer level.  Investors receive an annual interest payment at a rate of 2% for each annual observation period for which the annual index return percentage is less than or equal to 0%, an annual interest payment at a rate of 7% to 8% (to be determined on the pricing date) per annum for each annual observation period for which the annual index return percentage is greater than 0% and a full return of principal at maturity.

Scenario 3

The annual index return percentage is less than or equal to 0% on at least one of the three annual observation periods and the final index value is less than the buffer level.  Investors receive an annual interest payment at a rate of 2% for each annual observation period for which the annual index return percentage is less than or equal to 0%, an annual interest payment at a rate of 7% to 8% (to be determined on the pricing date) per annum for each annual observation period for which the annual index return percentage is greater than 0% and up to 80% less than the stated principal amount at maturity.

Summary of Selected Key Risks (see page 11)

■	You may lose up to 80% of your initial investment.

■	The notes do not provide for fixed regular payments of interest.

■	The return on the notes will be limited.

■
The effective yield on the notes may be less than the yield that would be achieved on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

■	Historically, the value of the underlying index has been volatile.

■
The market price of the notes will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index, and you may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

■
The notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the notes.

■	Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.

■	Adjustments to the underlying index could adversely affect the value of the notes.

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

■	You will have no rights against the underlying index publisher.

■	The notes will not be listed on any securities exchange and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the notes.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.

■	The U.S. federal income tax consequences of an investment in the notes are unclear.

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding Inc. and are subject to the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  Unlike ordinary debt securities, the notes do not provide for fixed regular payments of interest or the full return of principal in all circumstances.  The notes offer an annual interest payment at a rate that will depend on whether the closing value of the underlying index is greater on the observation date occurring at the end of the applicable annual observation period than on the observation date occurring at the beginning of that period.  The notes provide for the full return of the stated principal amount at maturity unless the final index value is less than the buffer level.  If the final index value is less than the buffer level, you will lose 1% of the stated principal amount of your notes for each 1% by which the final index value is less than the buffer level.  The annual interest rate on the notes may be as low as 2% and the payment at maturity on the notes may be as low as $200 per note (plus the annual interest payment per note due at maturity).  The return on the notes will be limited to the sum of the three annual interest payments, even if the final index value greatly exceeds the initial index value.  Investors in the notes will not receive the dividend yield on, or share in any appreciation of, the underlying index over the term of the notes, but investors will bear the downside risk of the underlying index, subject to a 20% buffer. The notes are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2011 (expected to price on or about October 26, 2011)	October , 2011 (three business days after the pricing date)	October , 2014 (expected to be October 30, 2014)
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the notes are not principal protected, you may receive an amount at maturity (apart from the annual interest payment due at maturity) that is substantially less, and possibly 80% less, than the stated principal amount of the notes.

Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Annual interest payments:
For any annual observation period:
•if the applicable annual index return percentage is greater than 0%, an amount per note equal to 7% to 8% (to be determined on the pricing date) multiplied by $1,000, or
•if the applicable annual index return percentage is less than or equal to 0%, an amount per note equal to 2% multiplied by $1,000.

Annual observation periods:	Each period commencing on and including an observation date and continuing to and including the next succeeding observation date.
Observation dates:
October     , 2011 (the pricing date), October     , 2012, October     , 2013 and October     , 2014 (the “final observation date”), subject to postponement for non-index business days and certain market disruption events.

Annual index return percentage:	(final annual index value – initial annual index value) initial index value
Initial annual index value:	For any annual observation period, the closing value of the underlying index on the observation date occurring at the beginning of such annual observation period.
Final annual index value:	For any annual observation period, the closing value of the underlying index on the observation date occurring at the end of such annual observation period.
Annual interest payment dates:	For each annual observation period, the third business day following the observation date occurring at the end of such annual observation period.
Payment at maturity:
The annual interest payment due on the maturity date plus the indexed principal amount.  If the final index value is less than 80% of the initial index value, the indexed principal amount will be less than the stated principal amount of $1,000 and may be as low as $200 per note.

Indexed principal amount:
An amount per note depending on the closing value of the underlying index on the final observation date, determined as follows:
• If the final index value is greater than or equal to the buffer level, $1,000 per note, or
• If the final index value is less than the buffer level, an amount equal to the sum of (i) $1,000 multiplied by the index performance factor, plus (ii) $200.

Initial index value:	The closing value of the underlying index on the pricing date.
Final index value:	The closing value of the underlying index on the final observation date.
Buffer level:	80% of the initial index value.

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

Index performance factor:	final index value initial index value
Risk factors:	Please see “Risk Factors” beginning on page 11.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	1730T0PC7
ISIN:	US1730T0PC70
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the notes offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a note, agrees to treat it as a put option (the “Put Option”) written by the holder with respect to the underlying index, secured by a cash deposit equal to the issue price (the “Deposit”) for U.S. federal income tax purposes.  Under this treatment:

•  a portion of each Coupon Payment will be attributable to interest on the Deposit;

•  the remainder will represent option premium attributable to the holder’s grant of the Put Option (with respect to each Coupon Payment received and, collectively, all Coupon Payments received, “Put Premium”).

The following discussion assumes that this treatment is respected.

The Deposit should be treated as a “variable rate debt instrument,” with the result that interest on the Deposit should be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting.  The Put Premium will not be taken into account until maturity or earlier sale or exchange of the notes. We will provide the percentage of each Coupon Payment that we will allocate to interest on the Deposit and to Put Premium in the final pricing supplement for the notes.

If the final index value is greater than or equal to the initial index value, you will recognize short-term capital gain at maturity in an amount equal to the total Put Premium received, including the Put Premium received at maturity.  If the final index value is less than the buffer level, you will recognize short-term capital gain or loss at maturity with respect to the Put Option in an amount equal to the difference between (i) the total Put Premium received and (ii) the cash settlement value of the Put Option (i.e., the Original Offering Price minus the cash you receive at maturity, excluding the final Coupon Payment).

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal income or withholding tax with respect to amounts paid on the notes, provided they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their notes is effectively connected with the conduct of a U.S. trade or business.

Due to the absence of authorities that directly address instruments that are similar to the notes, significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”), and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.  If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be affected materially and adversely.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by taking positions in the stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the underlying index and/or the stocks that constitute the underlying index.  Such hedging activities on or prior to the pricing date could potentially increase the closing value of the underlying index on the pricing date and, therefore, the closing value the underlying index must achieve on the next succeeding observation date and on the final observation date in order for investors in the notes to receive an annual interest payment for the first annual observation period at the higher rate of 7% to 8% (to be determined on the pricing date) per annum and a full return of the stated principal amount at maturity.  Additionally, such hedging activities during the term of the notes could adversely affect the closing value of the underlying index on any observation date and, accordingly, any annual interest payment or the payment at maturity on the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of up to $27.00 for each $1,000 note sold in this offering.  The actual per note underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence.  Citigroup Global Markets will pay selected dealers a variable selling concession of up to $27.00 for each $1,000 note they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Contact:	Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

Hypothetical Amounts Payable on the Notes

The total return on the notes will consist of the annual interest payments payable on each interest payment date (including the maturity date, in the case of the last annual interest payment) and the indexed principal amount payable on the maturity date.  Set forth below are hypothetical examples of the annual interest payments, the indexed principal amount and the total return on the notes.

Hypothetical Annual Interest Payments

The table below presents hypothetical examples of the annual interest payment per note that may be payable on each annual interest payment date and the total interest payments that may be payable per note over the term of the notes.  For illustrative purposes, the examples below assume that the annual interest payment that will be payable when the applicable annual index return percentage is greater than 0% will be at a rate of 7% per annum.  The actual annual interest payment amount that will be payable where the applicable annual index return percentage is greater than 0% will be determined on the pricing date.

	Hypothetical annual interest payments per note
Hypothetical annual index return percentages	1st annual interest payment date	2nd annual interest payment date	3rd annual interest payment date	Total interest payments
Less than or equal to 0% for each annual observation period	$20.00	$20.00	$20.00	$60.00
Greater than 0% for the 1st annual observation period and less than or equal to 0% for the 2nd and 3rd annual observation periods	$70.00	$20.00	$20.00	$110.00
Greater than 0% for the 1st and 2nd annual observation periods and less than or equal to 0% or the 3rd annual observation period	$70.00	$70.00	$20.00	$160.00
Greater than 0% for each annual observation period	$70.00	$70.00	$70.00	$210.00

The actual annual interest payments that will be paid on the notes will depend on the actual annual index return percentages for each annual observation period and on the actual annual interest payment amount that will be payable when the applicable annual index return percentage is greater than 0%.

Hypothetical Indexed Principal Amounts

The table below presents hypothetical examples of the indexed principal amount per note that may be payable on the maturity date.  The graph below illustrates the indexed principal amount per note that would be payable for a hypothetical range of final index values.  For illustrative purposes, the table and graph below assume an initial index value of 1,150.

Hypothetical final index value	Hypothetical percentage change from hypothetical initial index value to hypothetical final index value	Hypothetical indexed principal amount per note
2,300.00	100%	$1,000
2,185.00	90%	$1,000
2,070.00	80%	$1,000
1,955.00	70%	$1,000
1,840.00	60%	$1,000
1,725.00	50%	$1,000
1,610.00	40%	$1,000
1,495.00	30%	$1,000

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

1,380.00	20%	$1,000
1,265.00	10%	$1,000
1,207.50	5%	$1,000
1,150.00	0%	$1,000
1,092.50	-5%	$1,000
1,035.00	-10%	$1,000
920.00	-20%	$1,000
908.50	-21%	$990
805.00	-30%	$900
690.00	-40%	$800
575.00	-50%	$700
460.00	-60%	$600
345.00	-70%	$500
230.00	-80%	$400
115.00	-90%	$300
0.00	-100%	$200

Indexed Principal Amount

Investors in the notes will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of September 29, 2011, the average dividend yield of those stocks was 2.24% per year, which, if the average dividend yield remained constant for the term of the notes, would be equivalent to 6.72% (calculated on a simple interest

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basis) over the approximately 3-year term of the notes.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  The graph above does not show any effect of lost dividend yield over the term of the notes.

The actual indexed principal amount per note will depend on whether the actual final index value is greater than, equal to or less than the buffer level.

Hypothetical Total Payments on the Notes

The table below presents hypothetical examples of the total amounts payable per note over the term of the notes.  For illustrative purposes, the examples below assume that the annual interest payment that will be payable when the applicable annual index return percentage is greater than 0% will be at a rate of 7% per annum.  The actual annual interest payment amount that will be payable where the applicable annual index return percentage is greater than 0% will be determined on the pricing date.

Hypothetical indexed principal amount per note	Hypothetical total annual interest payments per note	Hypothetical total payments per note	Hypothetical total return percentage	Hypothetical annual return percentage1
$1,000	$210.00(2)	$1,210.00	21.00%	7.00%
$1,000	$160.00(3)	$1,160.00	16.00%	5.33%
$1,000	$110.00(4)	$1,110.00	11.00%	3.67%
$1,000	$60.00(5)	$1,060.00	6.00%	2.00%
$900	$160.00(3)	$1,060.00	6.00%	2.00%
$900	$110.00(4)	$1,010.00	1.00%	0.33%
$900	$60.00(5)	$960.00	-4.00%	-1.33%
$800	$160.00(3)	$960.00	-4.00%	-1.33%
$800	$110.00(4)	$910.00	-9.00%	-3.00%
$800	$60.00(5)	$860.00	-14.00%	-4.67%
$600	$160.00(3)	$760.00	-24.00%	-8.00%
$600	$110.00(4)	$710.00	-29.00%	-9.67%
$600	$60.00(5)	$660.00	-34.00%	-11.33%
$400	$160.00(3)	$560.00	-44.00%	-14.67%
$400	$110.00(4)	$510.00	-49.00%	-16.33%
$400	$60.00(5)	$460.00	-54.00%	-18.00%
$200	$160.00(3)	$360.00	-64.00%	-21.33%
$200	$110.00(4)	$310.00	-69.00%	-23.00%
$200	$60.00(5)	$260.00	-74.00%	-24.67%

(1) Calculated on a simple interest basis.
(2) Hypothetical Annual Index Return Percentages exceed 0% for all three Annual Observation Periods.
(3) Hypothetical Annual Index Return Percentages exceed 0% for only two Annual Observation Periods.
(4) Hypothetical Annual Index Return Percentages exceed 0% for only one Annual Observation Period.
(5) Hypothetical Annual Index Return Percentages do not exceed 0% for any Annual Observation Period.

The actual indexed principal amount per note will depend on whether the actual final index value is greater than, equal to or less than the buffer level.  The actual annual interest payments that will be paid on the notes will depend on the actual annual index return percentages for each annual observation period and on the actual annual interest payment amount that will be payable when the applicable annual index return percentage is greater than 0%.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying preliminary pricing supplement and “Risk Factors” in the related prospectus supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

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If the Final Index Value is less than 80% of the Initial Index Value, you will not receive the full stated principal amount of the notes at maturity and may lose up to 80% of your initial investment. Unlike ordinary debt securities, the notes do not provide for the full return of principal in all circumstances.  The payment at maturity on the notes will consist of the annual interest payment due on the maturity date plus the indexed principal amount.  The indexed principal amount will be equal to or less than $1,000 and will be less than $1,000 if the final index value is less than 80% of the initial index value.  The indexed principal amount may be as low as $200 per note, subject to the credit risk of Citigroup Inc.  See “Hypothetical Amounts Payable on the Notes” above.

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The notes do not provide for fixed regular payments of interest.  Unlike ordinary debt securities, the notes do not provide for fixed regular payments of interest.  The amount of each annual interest payment will depend on the performance of the underlying index over the applicable annual observation period.  If the annual index return percentage for any annual observation period is less than or equal to 0%, then the related annual interest payment will be paid at a rate of 2% per annum.   Thus, the notes are not a suitable investment for investors who require regular interest payments more frequently than annually or at a rate that is certain to exceed 2% per annum.  See “Hypothetical Amounts Payable on the Notes” above.

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The return on the notes will be limited.  The return on the notes will be limited to the sum of the annual interest payments on the notes, even if the final index value greatly exceeds the initial index value.  The maximum possible return on the notes, which would be achieved only if the annual index return percentage for each of the three annual observation periods is greater than 0% and the final index value is greater than or equal to 80% of the initial index level, is 21% to 24% (to be determined on the pricing date).  Investors in the notes will not share in any appreciation of the underlying index, which may be significantly greater than the maximum possible return on the notes.

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Potential for a lower comparative yield.  If the annual index return percentage for any annual observation period is less than or equal to 0%, the annual interest rate on the notes for that annual observation period will be 2%.  This rate is less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.  There can be no assurance that any annual interest payment over the term of the notes will be paid at the higher rate of 7% to 8% (to be determined on the pricing date) per annum.  Furthermore, even if one or more annual interest payments over the term of the notes is paid at the higher rate of 7% to 8% (to be determined on the pricing date) per annum, the effective yield on the notes may nevertheless be less than that which would be achieved on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity if the final index value is less than the buffer level, which would cause the indexed principal amount to be less than the stated principal amount of $1,000 per note.

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Volatility of the underlying index.  Historically, the value of the underlying index has been volatile. From January 3, 2006 to September 29, 2011, the closing value of the underlying index has been as low as 676.53 and as high as 1,565.15.  The amount of each annual interest payment will depend on whether the closing value of the underlying index on the observation date occurring at the end of the related annual observation period is greater than, equal to or less than the closing value of the underlying index on the observation date occurring at the beginning of the related observation period.  Moreover, the indexed principal amount will depend on whether the closing value of the underlying index on the final observation date is greater than, equal to or less than 80% of the closing value of the underlying index on the pricing date.  Accordingly, the return on the notes will be determined by the closing value of the underlying index on only four dates, regardless of the closing value of the underlying index on any other date during the term of the notes.  Consequently, the volatility of the underlying index may result in your receiving the lower annual interest payment for one or more annual observation periods, and an indexed principal amount at maturity that is less than the stated principal amount of the notes and possibly as low as $200 per note, even if the underlying index has appreciated over one or more other periods during the term of the notes.

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The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the notes in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates generally, time remaining to maturity of the notes, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The closing value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that this volatility will lessen.  See “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” below.  You may receive less, and possibly significantly less, than the stated principal amount of the notes if you try to sell your notes prior to maturity.

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■
The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

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Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index as of September 29, 2011 average a dividend yield of 2.24% per year.  If this average dividend yield were to remain constant for the term of the notes, then, assuming no reinvestment of dividends, you would be foregoing an aggregate yield of 6.72% (calculated on a simple interest basis) by investing in the notes instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  The annual interest rate on the notes may be as low as 2%, aggregating to 6% of the stated principal amount over the term of the notes, which rates are lower than the average and aggregate dividend yield rates of the underlying index mentioned above.  However, it is impossible to predict whether the dividend yield over the term of the notes will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  Moreover, because the indexed principal amount will not exceed $1,000, the return on the notes will never exceed the sum of the annual interest payments, even if the final index value greatly exceeds the initial index value.  Accordingly, the notes are not a suitable investment for investors who are looking to receive returns that reflect the performance of the underlying index.

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Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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You will have no rights against the underlying index publisher.  You will have no rights against the underlying index publisher, even though the amount you receive on each annual interest payment date and at maturity will depend upon the closing value of the underlying index on the specified observation dates. The underlying index publisher is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

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The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the notes. Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the closing value of the underlying index on each observation date and the payment that you will receive on each annual interest payment date and at maturity.  Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor index or calculation of the closing value in the event of the unavailability or discontinuance of the underlying index or the

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occurrence of a market disruption event, may adversely affect the annual interest payments and the payment to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes. One or more of our affiliates expect to hedge our obligations under the notes and will carry out hedging activities related to the notes (and to other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures, related to the underlying index and/or the stocks that constitute the underlying index.  Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Such hedging or trading activities on or prior to the pricing date could potentially increase the closing value of the underlying index on the pricing date and, therefore, the closing value the underlying index must achieve on the next succeeding observation date and on the final observation date in order for investors in the notes to receive an annual interest payment for the first annual observation period at the higher rate of 7% to 8% (to be determined on the pricing date) per annum and a full return of the stated principal amount at maturity.  Additionally, any of these hedging or trading activities during the term of the notes could adversely affect the closing value of the underlying index on any observation date and, accordingly, any annual interest payment and/or the payment to you at maturity.

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The U.S. federal income tax consequences of an investment in the notes are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes described herein.  If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying preliminary pricing supplement entitled Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the S&P 500® Index

General. Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this offering summary, including, without limitation, its composition, method of calculation and changes in components, from publicly available sources. Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of September 29, 2011, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of September 29, 2011, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.69%), Consumer Staples (11.52%), Energy (11.66%), Financials (13.73%), Health Care (11.99%), Industrials (10.36%), Information Technology (19.51%), Materials (3.40%), Telecommunication Services (3.24%) and Utilities (3.91%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT.

Computation of the S&P 500® Index. On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, S&P completed the full float adjustment of the S&P 500® Index. S&P’s criteria for selecting stocks for the S&P 500® Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors and not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

¡	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

¡	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

¡
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with

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multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all S&P 500® component stocks relative to the S&P 500® Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index.

The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“index maintenance”).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

License Agreement. S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

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Annual Observation Coupon Notes Based on the Performance of the S&P 500® Index due October , 2014

Historical Information

The following table sets forth the published high and low daily closing values, as well as end-of-period daily closing values, of the underlying index for each quarter in the period from January 3, 2006 through September 29, 2011. The closing value of the underlying index on September 29, 2011 was 1,160.40. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on any index business day.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter (through September 29, 2011)	1,353.22	1,119.46	1,160.40

Additional Considerations

As more fully described in the accompanying preliminary pricing supplement, if no closing value is available or there is a market disruption event on any observation date, the calculation agent may determine the closing value in accordance with the procedures set forth in the accompanying preliminary pricing supplement or postpone the applicable observation date for up to five consecutive index business days.  In addition, if the underlying index is discontinued, the calculation agent may determine the closing value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.  You should refer to the section “Description of the Notes—Discontinuance of the S&P 500® Index” and “—Alteration of Method of Calculation” in the accompanying preliminary pricing supplement for more information.

In case of default in payment at maturity of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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